The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated October 26, 2009
PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 227 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated November , 2009
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Jump Securities Based on the Price of the
iShares® FTSE/Xinhua China 25 Index Fund due May 26, 2011

Unlike ordinary debt securities, the Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due May 26, 2011, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the closing price of the iShares® FTSE/Xinhua China 25 Index Fund, which we refer to as the shares, on the valuation date, and which may be significantly less than the stated principal amount of the securities and could be zero. If the final share price increases from the initial share price, you will receive the fixed upside payment described below.  The securities are senior unsecured obligations of Morgan Stanley (the “Company”), and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $10 stated principal amount of securities that you hold, an amount in cash equal to:
º	$10 plus the upside payment if the final share price is greater than the initial share price, or
º
$10 times the share performance factor if the final share price is less than or equal to the initial share price.  This amount will be less than or equal to the stated principal amount of $10 and could be zero.  There is no minimum payment on the securities at maturity.

Please see the graph of “Hypothetical Payouts on the Securities at Maturity” on PS-7.
•
The upside payment will be equal to $3.00 to $3.50 per security (30% to 35% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $13.00 to $13.50 per security.  The actual upside payment will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

•	The share performance factor will be a fraction equal to the final share price divided by the initial share price.
•	The initial share price will equal the closing price of one share of the shares on the pricing date.
•
The final share price will equal the closing price of one share of the shares on the valuation date times the adjustment factor for the shares on such date.  The adjustment factor for the shares will initially be set at 1.0 and may be adjusted to reflect certain corporate events relating to the shares.

•	The valuation date will be May 23, 2011, subject to postponement for non-trading days or certain market disruption events.
•	Investing in the securities is not equivalent to investing in the shares or the stocks composing the FTSE /Xinhua China 25 Index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617484589. The ISIN number for the securities is US6174845890.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public(1)	Agent’s Commissions(1)	Proceeds to Company
Per security	$10	$0.15	$9.85
Total	$	$	$

(1)
The securities will be issued at $10 per security and the agent’s commissions will be $0.15 per security; provided that the price to public and the agent's commissions for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of securities will be $9.975 per security and $0.125 per security, respectively; for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of securities will be $9.9625 per security and $0.1125 per security, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of securities will be $9.95 per security and $0.10 per security, respectively.

(2)
For additional information see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  Furthermore, the securities will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s Temporary Liquidity Guarantee Program.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities–Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)    an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)    an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)    otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due May 26, 2011, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The securities have been designed for investors who are willing to forgo market floating interest rates on the securities in exchange for a payment at maturity based on the performance of the iShares® FTSE/Xinhua China 25 Index Fund, which we refer to as the shares.  At maturity, you will receive a positive return on the securities only if the closing price of the shares on the valuation date is greater than the initial share price.  All payments on the securities are subject to the credit risk of Morgan Stanley.

iShares®” is a registered trademark of Barclays Global Investors, N.A.   The iShares® FTSE/Xinhua China 25 Index Fund and the FTSE/Xinhua China 25 Index are described under “Description of Securities––The Shares” in this pricing supplement.

Each security costs $10
We, Morgan Stanley, are offering the Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due May 26, 2011, which we refer to as the securities.  The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee any repayment of principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the price of the shares on the valuation date.  There is no minimum payment on the securities at maturity and, accordingly, you could lose your entire investment.  If the final share price increases from the initial share price, you will receive the fixed upside payment described below.

The initial share price will equal the closing price of one share of the shares on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

The final share price will be the closing price of one share of the shares on May 23, 2011, which we refer to as the valuation date (subject to postponement in the event of non-trading days or certain market disruption events), times the adjustment factor for the shares on such date.

The adjustment factor with respect to the shares will be initially set at 1.0 and is subject to change upon certain events affecting the shares.

Payment at maturity depends on the price of the shares	At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash, that will vary depending upon the price of the shares on the valuation date, equal to:

•	$10 plus the upside payment, if the final share price is greater than the initial share price,

where,

upside payment = $3.00 to $3.50 per security (30% to 35% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $13.00 to $13.50 per security.  The actual upside payment will be determined on the pricing date.

•	$10 times the share performance factor, if the final share price is less than or equal to the initial share price where,

Accordingly, where the final share price has decreased from the initial share price, investors will lose 1% of the stated principal amount for every 1% decline in the shares.  This amount will be less than the stated principal amount of $10 and could be zero.

All payments on the securities are subject to the credit risk of Morgan Stanley.

On PS–7, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the shares.  The graph does not show every situation that can occur.

You can review the historical prices of the shares in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-26.  You cannot predict the future performance of the shares based upon their historical performance.

If a market disruption event occurs with respect to the shares on the valuation date or if the valuation date is not a trading day, the final share price on the valuation date will be determined on the next trading day on which no market disruption event occurs with respect to the shares in accordance with “Description of Securities—Valuation Date.”  If a market disruption event occurs with respect to the shares on the valuation date, the postponement of the valuation date for up to five trading days could cause the maturity date of the securities to be postponed in accordance with “Description of Securities—Maturity Date.”

Investing in the securities is not equivalent to investing in the shares or stocks composing the FTSE/Xinhua China 25 Index.

Your participation in any increase in the price of the shares will be no greater than the upside payment
The positive return investors may realize on the securities if the final share price is greater than the initial share price will be equal to, but no greater than, the upside payment of $3.00 to $3.50 per security (30% to 35% of the stated principal amount).  Accordingly, even if the final share price is substantially greater than the initial share price, your payment at maturity will not exceed $13.00 to $13.50 per security, or

130% to 135% of the stated principal amount. The actual upside payment will be determined on the pricing date. See “Hypothetical Payouts on the Securities at Maturity” on PS–7.

Investment in the securities involves risks associated with foreign equity markets as well as exposure to the currency exchange risk of the Hong Kong dollar relative to the U.S. dollar
The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government, and the value of such securities will affect the value of your investment.  Because the price of the shares is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade, and fluctuations in the exchange rate of the Hong Kong dollar relative to the U.S. dollar will affect the value of your investment.  Exposure to this currency exchange risk will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MS & Co. will determine the initial share price, the final share price, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.  See “Description of Securities—Supplemental Information Regarding Plan of Distribution; Conflicts of Interest” on PS-29.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the shares.  The graph is based on the following terms:

Stated Principal Amount per Security:	$10

Hypothetical Upside Payment:	$3.25 per security (32.5% of the stated principal amount)

Hypothetical Payment at Maturity:	$13.25 per security

Principal Protection:	None

•
Where the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $3.25 per security.  In the payoff diagram above, an investor will realize the payment at maturity of $13.25 per security at any final share price greater than the initial share price.

•
Where the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease from the initial share price. For example, if the shares have decreased by 25%, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and do not guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in the shares or the FTSE/Xinhua 25 China Index. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee the return of any of your principal
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the price of the shares. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “Hypothetical Payouts on the Securities at Maturity” on PS–7.

Your appreciation potential is fixed and limited
Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $3.00 to $3.50 per security (30% to 35% of the stated principal amount) even if the final share price is significantly greater than the initial share price.  The actual upside payment will be determined on the pricing date.  See “Hypothetical Payouts on the Securities at Maturity” on PS–7.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the price of the shares on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the price of the shares, the securities will trade differently from the shares.  Other factors that may influence the value of the securities include:

•      the volatility and dividend yield (frequency and magnitude of changes) of the shares;
•      spot and forward exchange rates of the Hong Kong dollar, in which securities underlying the FTSE/Xinhua China 25 Index trade, relative to the U.S. dollar;
•      intervention in the currency markets by the governments or monetary authorities of Hong Kong, China, the United States or other countries;
•      interest and yield rate levels in the United States and Hong Kong, and the differentials between such levels;
•      volatility of the Hong Kong dollar/U.S. dollar exchange rates;
•      geopolitical conditions and economic, financial, regulatory, political,

judicial or other events that affect the shares, the Hong Kong securities market or the foreign exchange markets;
•      time remaining to maturity of the securities;
•      the occurrence of certain events affecting the shares that may or may not require an adjustment to the adjustment factor; and
•      any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the market price of the securities prior to maturity and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

You cannot predict the future performance of the shares based on their historical performance.  The price of the shares may decrease below the initial share price so that you will receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the decline in the price of the shares below the initial share price.  There can be no assurance that the price of the shares will have increased on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment.  The prices of the shares may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information”.

The securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the securities
Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

There are risks associated with investments in securities linked solely to the value of Chinese equity securities
The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government.  Investments in securities linked to the value of emerging markets equity securities, such as the shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the shares, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or the global region, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

The securities are subject to currency exchange rate risk
Because the price of the shares is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade.  An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Hong Kong dollar, the price of the shares will be adversely affected and the payment at maturity on the securities may be reduced.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to K$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

You can review the historical exchange rates of the Hong Kong dollar relative to the U.S. dollar in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-26.  You cannot predict the future performance of the Hong Kong dollar relative to the U.S. dollar based upon its historical performance.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities
MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the shares or the stocks underlying the FTSE/Xinhua China 25 Index), including trading in the shares and the stocks underlying the FTSE/Xinhua China 25 Index and to other instruments linked to the shares or the FTSE/Xinhua China 25 Index.  MS & Co. and some of our other subsidiaries also trade the shares and other financial instruments related to the basket components and the FTSE/Xinhua China 25 Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we price the securities for initial sale to the public could potentially increase the initial share price and, therefore, the price at which the shares must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the price of the shares on the valuation date and, accordingly, the amount of cash you will receive at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well the cost of hedging the issuer’s obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. will determine the initial share price, the final share price and the share performance factor, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing price in the event of a market disruption event, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Shares and/or the FTSE/Xinhua China 25 Index; Alteration of Method of Calculation.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

You have no shareholder rights
Investing in the securities is not equivalent to investing in the stocks underlying the FTSE/Xinhua China 25 Index.  As an investor in the securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the shares or the stocks underlying the FTSE/Xinhua China 25 Index.  In addition, you do not have the right to exchange your securities for shares at any time.

Adjustments to the shares or the FTSE/Xinhua China 25 Index could adversely affect the value of the securities
The investment adviser to the iShares® FTSE/Xinhua China 25 Index Fund (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® FTSE/Xinhua China 25 Index Fund.  Any of these actions could adversely affect the share price and, consequently, the value of the notes.  Barclays Global Fund Advisors (“BGFA”) is currently the Investment Adviser for the iShares® FTSE/Xinhua China 25 Index Fund.  However, on June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”), subject to regulatory approvals and customary closing conditions.  Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the current investment advisory agreements between BGFA and the iShares® FTSE/Xinhua China 25 Index Fund.  The iShares® FTSE/Xinhua China 25 Index Fund’s Board of Trustees and its shareholders will need to approve a new investment advisory agreement.

The adjustments to the adjustment factor for the shares the calculation agent is required to make do not cover every corporate event that can affect the shares
MS & Co., as calculation agent, will adjust the adjustment factor for the shares for certain events affecting the shares, such as stock splits and stock dividends, and certain other corporate actions involving the fund issuing the shares, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the shares.  For example, the calculation agent is not required to make any adjustments if the issuer of the shares or anyone else makes a partial tender or partial exchange offer for the shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the securities.

The shares and the FTSE/Xinhua China 25 Index are different.
The performance of the shares may not exactly replicate the performance of the FTSE/Xinhua China 25 Index because the iShares® FTSE/Xinhua China 25 Index Fund will reflect transaction costs and fees that are not included in the calculation of the FTSE/Xinhua China 25 Index.  It is also possible that the iShares® FTSE/Xinhua China 25 Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® FTSE/Xinhua China 25 Index Fund and the FTSE/Xinhua China 25 Index or due to other circumstances.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Jump Securities Based on the Price of the iShares®  FTSE/Xinhua China 25 Index Fund due May 26, 2011.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	November , 2009

Original Issue Date (Settlement Date)	November , 2009 (5 Business Days after the Pricing Date)

Maturity Date	May 26, 2011, subject to extension if the scheduled Valuation Date is postponed in accordance with the definition thereof.

If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Business Day following the Valuation Date as postponed.  See “––Valuation Date” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Original Issue Price	$10 per Security

CUSIP Number	617484589

ISIN Number	US6174845890

Denominations	$10 and integral multiples thereof

Shares	Shares of the iShares® FTSE/Xinhua China 25 Index Fund

Payment at Maturity	You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	$10 plus the Upside Payment, if the Final Share Price is greater than the Initial Share Price, or

•
$10 times the Share Performance Factor, if the Final Share Price is less than or equal to the Initial Share Price. This payment will be less than or equal to the $10 Stated Principal Amount and could be zero. There is no minimum payment on the Securities at maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the

Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$3.00 to $3.50 per Security (30% to 35% of the Stated Principal Amount). The actual Upside Payment will be determined on the Pricing Date.

Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Initial Share Price	The Closing Price of one share of the Shares on the Pricing Date, as determined by the Calculation Agent.

Final Share Price	The Closing Price of one share of the Shares on the Valuation Date times the Adjustment Factor on such date, as determined by the Calculation Agent.

Closing Price
Subject to the provisions set out under “—Discontinuance of the Shares and/or the FTSE/Xinhua China 25 Index; Alteration of Method of Calculation” below, the Closing Price for the Shares on any Trading Day means:

(a) if the Shares are listed or admitted to trading on a national securities exchange other than the National Association of Securities Dealers Automated Quotation System (the “NASDAQ”), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Shares are listed or admitted to trading,

(b) if the Shares are a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(c) if the Shares are not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Shares are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the for the Shares on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. The term “OTC Bulletin Board Service” will include any successor service thereto. See “—Discontinuance of the Shares and/or the FTSE/Xinhua China 25 Index; Alteration of Method of Calculation” and “—Antidilution Adjustments” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Shares. See “—Antidilution Adjustments” below.

Antidilution Adjustments
If the Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for the Shares will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one of such Shares.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Valuation Date	May 23, 2011, subject to adjustment for non-Trading Days or Market Disruption Events as described in the following paragraph.

If the Valuation Date is not a Trading Day or if a Market Disruption Event occurs on the Valuation Date, the Final Share Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to the Shares or the FTSE/Xinhua China 25 Index or 20% of the securities comprising the FTSE/Xinhua China 25 Index; provided, that the Final Share Price for the Shares will be determined no later than five Trading Days.

If the Final Share Price has not been determined by the fifth Trading Day following the scheduled Valuation Date, the Calculation Agent will determine the Closing Price on such date, as the mean, as determined by the Calculation Agent, of the bid prices for the Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange
With respect to the Shares, the primary exchange(s) or market(s) of trading for the Shares.  With respect to each of the securities comprising the FTSE/Xinhua China 25 Index, the respective primary exchange(s) or market(s) of trading for such security.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Final Share Price or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Shares and/or the FTSE/Xinhua China 25 Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means:

(a) the occurrence or existence of a suspension, absence or material limitation of trading of the Shares on the Relevant Exchange for the Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the Shares as a result of which the reported trading prices for the Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(b) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the FTSE/Xinhua China 25 Index on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the FTSE/Xinhua China 25 Index or the Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(d) a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Jump Securities Based on the Price of the iShares®  FTSE/Xinhua China 25 Index Fund due May 26, 2011.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the FTSE/Xinhua China 25 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the FTSE/Xinhua China 25 Index shall be based on a comparison of (x) the portion of the level of the FTSE/Xinhua China 25 Index attributable to that security relative to (y) the overall level of the FTSE/Xinhua China 25 Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the FTSE/Xinhua China 25 Index or the Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the FTSE/Xinhua China 25 Index or the Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the FTSE/Xinhua China 25 Index or the Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the Closing Price as of the date of such acceleration as the Final Share Price.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Shares and/or the FTSE/Xinhua China 25 Index; Alteration of Method of Calculation

If the iShares® FTSE/Xinhua China 25 Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the FTSE/Xinhua China 25 Index (or any FXI Successor Index, as described below) on such Trading Day (taking into account any material changes in the method of calculating the FTSE/Xinhua China 25 Index following such Liquidation Event), times (ii) a fraction, the numerator of which is the Closing Price of the Shares and the denominator of which is the closing value of the FTSE/Xinhua China 25 Index (or any FXI Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price was available.

If FTSE Xinhua Index Limited (“FXI”) discontinues publication of the FTSE/Xinhua China 25 Index and FXI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued FTSE/Xinhua China 25 Index (such index being referred to herein as an “FXI Successor Index”), then the Closing Price for the Shares on any Trading Day following a Liquidation Event will be determined by reference to the published value of such FXI Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of an FXI Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Trading Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If FXI discontinues publication of the FTSE/Xinhua China 25 Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no FXI Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for the Shares for such date.  Such Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the FTSE/Xinhua China 25 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the FTSE/Xinhua

China 25 Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the FTSE/Xinhua China 25 Index may adversely affect the value of the Securities.

The Shares
The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  Information provided to or filed with the United States Securities and Exchange Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to United States Securities and Exchange Commission file numbers 033-97598 and 811-09102, respectively, through the United States Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Shares (and therefore the price of the Shares at the time we priced the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The Securities are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FXI, a joint venture of FTSE International Limited and Xinhua Financial Network Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”).

General.  The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE.  “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE.  H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

Eligible Securities.  Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE/Xinhua China 25 Index.  All classes of equity in issue are eligible for inclusion in the FTSE/Xinhua China 25 Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index.  Companies whose business is that of holding equity and other investments, exchange-traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion.  Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

1. Price.  FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company.  FXI may exclude a security from the FTSE/Xinhua China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

2. Liquidity.  Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

3. New Issues.  New issues become eligible for inclusion in the FTSE/Xinhua China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index, like other indices of FXI, is governed by an independent advisory committee, the FTSE Xinhua Index Committee, that ensures that the FTSE/Xinhua China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index.  The FTSE Xinhua Index Committee is responsible for undertaking the review of the FTSE/Xinhua China 25 Index and for approving changes of constituents.

Computation of the FTSE/Xinhua China 25 Index.  The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of the FTSE Group.  The FTSE/Xinhua China 25 Index is calculated using the following algorithm:

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the FTSE/Xinhua China 25 Index’s base currency,

“s” is the number of shares of the security in issue, “f” is the free float factor published by FXI, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FXI at the most recent quarterly review of the FTSE/Xinhua China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE/Xinhua China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE/Xinhua China 25 Index.

The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations.  Under this methodology, FXI excludes from free floating shares: (i) trade investments in a FTSE/Xinhua China 25 Index constituent company by either another FTSE/Xinhua China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause).  Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%
Ineligible for inclusion in the FTSE/Xinhua China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band.  This five percentage point threshold does not apply if the initial free float is less than 15%.  Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above.  If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied.  If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float.  These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index.  Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October.  A stock’s free float is also reviewed and adjusted if necessary following certain corporate events.  If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action.  If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

License Agreement between FTSE Xinhua Index Limited and Morgan Stanley.  Morgan Stanley has entered into a non-exclusive license agreement with FTSE Xinhua Index Limited providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the FTSE/Xinhua China 25 Index, which is owned and published by FTSE Xinhua Index Limited, in connection with securities, including the Securities.  The license agreement between FTSE/Xinhua Index Limited and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

The Securities are not in any way sponsored, endorsed, sold or promoted by FTSE Xinhua Index Limited or by The London Stock Exchange Plc (the “LSE”) or by The Financial Times Limited (“FT”) and neither FTSE Xinhua Index Limited or LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE/Xinhua China 25 Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise.  The FTSE/Xinhua China 25 Index is compiled and calculated solely by FTSE Xinhua Index Limited.  However, neither FTSE Xinhua Index Limited or LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE/Xinhua China 25 Index and neither FTSE Xinhua Index Limited or LSE or FT shall be under any obligation to advise any person of any error therein.

“FTSETM” is a trademark of London Stock Exchange Plc and The Financial Times Limited and is used by FTSE International Limited under license.

Historical Information
The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of the Shares for each quarter in the period from October 8, 2004 (the inception date of the iShares® FTSE/Xinhua China 25 Index Fund) through October 21, 2009.  The Closing Price on October 21, 2009 was $43.91.  The graph following the table sets forth the historical performance of the Shares for the period from October 8, 2004 through October 21, 2009.

The historical prices of the Shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the Shares on the Valuation Date.  The Shares may close on the Valuation Date at less than the Initial Share Price so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities and could be zero.

We cannot give you any assurance that the price of the Shares will increase so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the Final Share Price on the Valuation Date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

iShares® FTSE/Xinhua China 25 Index Fund Historical High, Low and Period End Closing Prices October 8, 2004 through October 21, 2009

	High	Low	Period End
2004
Fourth Quarter (beginning October 8, 2004)	18.8333	16.8667	18.4900
2005
First Quarter	19.2667	17.3333	18.2000
Second Quarter	19.1700	17.5800	19.0367
Third Quarter	21.9333	18.9400	21.4133
Fourth Quarter	21.5333	18.8833	20.5400
2006
First Quarter	24.8500	20.9967	24.7600
Second Quarter	27.9100	22.0000	25.6000
Third Quarter	27.3500	24.4800	27.1167
Fourth Quarter	37.4667	27.1300	37.1500
2007
First Quarter	38.8000	30.5500	34.1433
Second Quarter	43.3133	34.8267	42.9500
Third Quarter	60.6967	39.9133	60.0000
Fourth Quarter	72.8367	53.7500	56.8167
2008
First Quarter	59.2500	41.2300	45.0467
Second Quarter	54.5467	43.1333	43.6133
Third Quarter	47.1967	30.8800	34.4700
Fourth Quarter	34.2520	19.4200	29.0900
2009
First Quarter	31.5600	22.8000	28.5300
Second Quarter	40.1200	29.2200	38.3700
Third Quarter	43.8000	36.5100	40.9200
Fourth Quarter (through October 21, 2009)	44.4900	39.5100	43.9100

iShares® FTSE/Xinhua China 25 Index Fund
October 8, 2004 through October 21, 2009

The following table sets forth the published high, low and end-of-quarter exchange rates for the Hong Kong dollar (“HKD”) relative to the U.S. dollar (“USD”) for each quarter in the period from January 1, 2004 through October 21, 2009, and the related graph sets forth the exchange rates of the HKD relative to the U.S. dollar for the same period.

The exchange rate for the HKD is expressed as the number of Hong Kong dollars per one U.S. dollar.  As a result, a decrease in the exchange rate means that the HKD has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer Hong Kong dollars to purchase one (1) U.S. dollar.   Conversely, an increase in the exchange rate means that the HKD has depreciated / weakened relative to the U.S. dollar.  This means that it takes more Hong Kong dollars to purchase one (1) U.S. dollar.

The historical exchange rates of the Hong Kong dollar relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the exchange rate on the Valuation Date.  Because the price of the Shares is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the Securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade, and fluctuations in the exchange rate of the Hong Kong dollar relative to the U.S. dollar will affect the value of your investment.  If the U.S. dollar strengthens against the Hong Kong dollar, the price of the shares will be adversely affected, and the payment at maturity on the Securities may be reduced.

Hong Kong Dollar / U.S. Dollar Historical High, Low and Period End Exchange Rates January 1, 2004 to October 21, 2009 (expressed as units of HKD per 1 USD)

HKD (# HKD / 1 USD)	High	Low	Period End
2004
First Quarter	7.7977	7.7629	7.7920
Second Quarter	7.7999	7.7843	7.7997
Third Quarter	7.8004	7.7957	7.7959
Fourth Quarter	7.7986	7.7700	7.7726
2005
First Quarter	7.8000	7.7782	7.7992
Second Quarter	7.7997	7.7686	7.7710
Third Quarter	7.7790	7.7575	7.7575
Fourth Quarter	7.7592	7.7519	7.7545
2006
First Quarter	7.7621	7.7509	7.7597
Second Quarter	7.7687	7.7513	7.7663
Third Quarter	7.7916	7.7679	7.7916
Fourth Quarter	7.7933	7.7690	7.7778
2007
First Quarter	7.8168	7.7887	7.8138
Second Quarter	7.8242	7.8062	7.8180
Third Quarter	7.8299	7.7591	7.7747
Fourth Quarter	7.8068	7.7501	7.7994
2008
First Quarter	7.8143	7.7643	7.7830
Second Quarter	7.8152	7.7868	7.7967
Third Quarter	7.8126	7.7575	7.7653
Fourth Quarter	7.7731	7.7498	7.7502
2009
First Quarter	7.7600	7.7500	7.7503
Second Quarter	7.7535	7.7500	7.7501
Third Quarter	7.7517	7.7500	7.7500
Fourth Quarter (through October 21, 2009)	7.7503	7.7500	7.7501

Hong Kong Dollar / U.S. Dollar January 1, 2004 to October 21, 2009 (expressed as units of HKD per 1 USD)

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the Shares, in futures or options contracts on the Shares or any component stocks of the FTSE/Xinhua China 25 Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Share Price, and, therefore, increase the price at which the Shares must close on the Valuation Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the Shares and/or the stocks underlying the FTSE/Xinhua China 25 Index or futures or options contracts on the Shares or the stocks underlying the FTSE/Xinhua China 25 Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the price of the Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.975 per securities and the agent’s commissions will be $0.125 per securities for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of securities, the price will be $9.9625 per securities and the agent’s commissions will be $0.1125 per securities for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of securities and the price will be $9.95 per securities and the agent’s commissions will be $0.10 per securities for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of securities. The Agent may distribute the Notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. The Agent may allow a concession not in excess of 1.50% per Note to MSSB; provided that, concessions allowed to MSSB in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by MSSB. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

We expect to deliver the Securities against payment therefor in New York, New York on November                     , 2009, which is the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities, the component stocks of the FTSE/Xinhua China 25

Index, any of the basket commodities or the Shares in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) n accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Additional Considerations
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders, as defined below, whose functional currency is
• partnerships or other entities classified as partnerships for U.S.
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the

Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•  the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.